Exhibit 99                                    Press release issued by registrant on December 15, 2006.

INTERNET AMERICA ANNOUNCES RESIGNATION OF PRESIDENT/COO

(Houston) December 15, 2006-Internet America, Inc. (OTCBB: GEEK) a Houston-based provider of Internet access services announced today that Glen Blackmon, President and Chief Operating Officer, is leaving the Company to return to private equity management, effective January 31, 2007.

William E. (Billy) Ladin, Chairman and Chief Executive Officer of Internet America, said, “I’m very pleased to have had Glen’s services at Internet America at a crucial time in the Company’s transition to becoming a significant player in the wireless Internet access arena and in relocating our headquarters from Dallas to Houston. We wish him the best and will miss him.”

Blackmon commented, “I’m fortunate to have had the opportunity to work with Billy and the fine staff at Internet America over the last year. We’ve made considerable progress in improving the infrastructure that will allow the Company to continue to grow its wireless Internet access services.”

Blackmon was named President and COO of the Company in October, 2005. Previously, he had been a private equity investor since 1997, focusing on consumer services and technology-related companies.

Internet America is a leading Internet service provider primarily serving the Texas market. Based in Houston, Internet America offers businesses and individuals a full range of Internet services, including wireless Internet access, dedicated high-speed access, dial-up access, DSL and web hosting. Internet America focuses on the speed and quality of its Internet services and its commitment to providing excellent customer care. Additional information on Internet America is available on the Company’s web site at www.internetamerica.com.